MASTERWORKS

AVAILABLE NOW: Kusama (35.0% Est. Historical Appreciation*)

AVAILABLE NOW

KUSAMA



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Acrylic on canvas | 13 x 16 in. (33 x 40 cm.)



Initial Offering

$1,887,000

ANNUAL APPRECIATION OF SIMILAR WORKS*

35.0%

DEAL SHEET

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Offering circular

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6 Highlights of This Work

1 Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is considered one of the most influential living women artists.

2 Other smaller scale Pumpkin paintings under 21 x 21 inches have performed well at auction recently, including the pink *Pumpkin* (1992), which sold for $3,451,703 in June 2021.

3 Yellow pumpkins against a black background, like the Painting, are among the most commercially desirable. On December 1, 2021, a new auction record was set for the artist when a larger black and yellow *Pumpkin (LPASG)* (2013) sold for $8,026,633.

4 In July 2020, ARTnews stated "Kusama is both the world's top-selling living female artist, and still undervalued relative to her peers." Works by close contemporaries, such as Andy Warhol and Roy Lichtenstein, have exceeded $50 million at auction.

5 Kusama has become a pop culture phenomenon and collaborated with luxury brands, including Louis Vuitton and Veuve Clicquot. Patrons have been known to wait for hours to experience Kusama's iconic "Infinity Rooms", and exhibitions of her work have attracted millions of museum visitors worldwide.

6 Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 35% annualized from 2004 to 2021.

AUCTION RESULTS FOR SIMILAR WORKS



$1.8M
$1.3M
$0.9M
$0.4M
2003
2004
2006
2007
2009
2010
2011
2013
2014
2015
2017
2018
2020
2021

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*The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: Single pumpkins which measure between 10 inches by 10 inches and 21 inches by 21 inches and to the best of our ability to determine are executed in various shades of yellow or orange on black backgrounds with yellow nets. Pumpkins with split bottoms or zig-zag borders were excluded. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. Where we were not able to determine the auction house buyer's premium, a default of 10% premium was added to the hammer price. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 35.0% CAGR implied from selected sales occurring from February 4, 2004 to June 7, 2021.

Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Any historical returns, expected returns, or probability projections may not reflect actual future performance. All securities involve risk and may result in partial or total loss. While the data we use from third parties is believed to be reliable, we cannot ensure the accuracy or completeness of data provided by investors or other third parties. Neither Masterworks nor any of its affiliates provide tax advice and do not represent in any manner that the outcomes described herein will result in any particular tax consequence. Prospective investors should confer with their personal tax advisors regarding the tax consequences based on their particular circumstances. Neither Masterworks nor any of its affiliates assume responsibility for the tax consequences for any investor of any investment.